Exhibit 99.1

          APAC Customer Services Announces Second Quarter 2007 Results

    --  Successfully completes transition to third Philippines site

    --  Commences management of second UPS site

    --  Additional business awards increase new seats won in 2007 to
        2,100

    --  Management reaffirms profitable fourth quarter outlook

    DEERFIELD, Ill.--(BUSINESS WIRE)--Aug. 6, 2007--APAC Customer
Services, Inc. (Nasdaq:APAC), a leading provider of customer care services and solutions, today reported financial results for its second fiscal quarter ended July 1, 2007.

    The company reported a net loss of $5.4 million, or $0.11 per diluted share, in the 2007 second quarter compared to a net loss of $0.8 million, or $0.02 per share, in the prior-year quarter. This decline was due to lower gross profit margins, an increase in restructuring and other charges, higher interest costs and the inability to recognize normal tax benefits for accounting purposes due to the company's position relative to its deferred tax assets.

    Revenue for the 2007 second quarter totaled $53.8 million compared to $58.2 million in the second quarter of 2006. The 53% quarter-over-quarter growth in revenue from off-shore operations combined with the incremental revenue from the second UPS facility were more than offset by declines in Medicare Part D business and the exit from a large telecommunication client in June 2006. The $6.0 million decline in Medicare Part D business from the prior-year quarter was due primarily to the longer first-year enrollment period in 2006.

    Gross profit for the 2007 second quarter was $4.1 million compared to $7.1 million in the prior-year period as the benefits of the higher off-shore revenue contribution and lower domestic operating costs were more than offset by decreased domestic revenue contribution and higher off-shore operating costs. As a result, the 2007 second quarter gross profit margin was 7.6% compared to 12.2% in the prior-year period.

    During the quarter, the company reduced seat capacity at its own domestic customer care centers by approximately 800 seats and restructured operations. These actions, together with the write-off of the remaining lease exposure for its Deerfield, Illinois corporate offices, resulted in $1.6 million of restructuring and other charges compared to $0.4 million in the 2006 quarter. Total annualized savings from the restructuring activities are expected to be approximately $3-4 million. While the company had anticipated reducing its domestic seat count more substantially, additional client demand caused it to revise its plans.

    Chief Executive Officer Bob Keller commented, "We entered the second quarter focused on the smooth transition out of our temporary facility into our third permanent customer care center in the Philippines, successfully integrating our second UPS site, improving the efficiency of our domestic operations, and adding to our industry-leading position in the publishing business. I'm pleased to report that we made significant progress on all of these initiatives.

    "Last week we announced a long-term contract with The McClatchy Company, the third largest newspaper company in the U.S. This brings the total number of new seats we've been awarded to date in 2007 to approximately 2,100. Of these, approximately 600 came from publishing clients such as The McClatchy Company and an additional approximately 700 from United Parcel Service at the Tampa, FL facility we began managing for them in April.

    "We believe we've taken the actions necessary to successfully position APAC to take advantage of the continuing strong demand for high-quality outsourced customer care services. As we move into the second half of 2007, we believe our financial results will begin to reflect the benefits of our new business growth and improved operational efficiency, enabling us to achieve our goal of being profitable in the 2007 fourth quarter. We also remain confident in our ability to achieve our longer-term goals of compounded low double-digit annual revenue growth and double-digit EBITDA margins."

    On a sequential basis, second quarter 2007 revenue increased $1.4 million from the 2007 first quarter, primarily due to the additional volume from the second UPS site. The company's off-shore revenue was essentially flat, reflecting the delays in the opening of its third Philippines facility. Gross profit margin decreased from the 2007 first quarter due to the carrying costs of excess domestic seat capacity, lower contribution rates from start-up business, investments in off-shore quality programs and other expenses as the company positioned itself for future growth off-shore.

    Debt and Liquidity

    The company's net debt decreased to $17.2 million at the end of the 2007 second quarter from $22.1 million at the end of the 2007 first quarter due primarily to stronger collections. DSO improved to 50 days from 58 days in the 2007 first quarter.

    Second quarter 2007 EBITDA was down $3.1 million from the prior-year quarter due to the decline in domestic revenue, lower gross profit margins, and higher restructuring and other charges. As a result, free cash flow was down $3.2 million from the 2006 second quarter on relatively flat capital expenditures.

    Second Quarter 2007 Conference Call

    APAC's senior management will hold a conference call to discuss financial results at 10:00 a.m. CT (11:00 ET) on Monday, August 6, 2007. The conference call will be available live at the Investor Relations section of APAC Customer Services' website, http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

    A replay of the webcast will be accessible through the company's website for seven days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available from 1:00 CT (2:00 ET) August 6, 2007 until 11:00 p.m. CT (12:00 ET) on August 17, 2007, by dialing (888) 203-1122, (719)
457-0820 for international participants. The confirmation number for the replay is 6488888.

    About APAC Customer Services, Inc.

    APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive website is at http://www.apaccustomerservices.com.

    Forward-Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the company's management. The company intends its forward-looking statements to speak only as of the date on which they were made. The company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

    The following factors, among others, could cause the company's actual results to differ from historic results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients could have a material adverse effect on the company; terms of its client contracts; availability of cash flows from operations and borrowing availability under its revolving loan facility; its ability to comply with its debt covenants; the ultimate resolution of the its dispute with the Internal Revenue Service; its ability to effectively manage customer care center capacity and off-shore growth; its ability to conduct business internationally, including managing foreign currency exchange risks; its ability to attract and retain qualified employees; and fluctuations in revenue associated with the company's Medicare Part D enrollment and customer care programs.

    Other reasons that may cause actual results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent filing on Form 10-Q for the fiscal quarter ended April 1, 2007. These filings are available on a website maintained by the SEC at http://www.sec.gov.

    About Non-GAAP Financial Measures

    To supplement the company's consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the company uses three measures, EBITDA, adjusted EBITDA and free cash flow, defined as non-GAAP financial measures by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies.

    The accompanying notes to selected financial and statistical data have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. More information on certain of these non-GAAP financial measures can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007.


            APAC Customer Services, Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
            (Dollars in thousands, except per share data)
                              Unaudited


                                          Thirteen Weeks Ended (a)
                                       -------------------------------

                                        July 1,   July 2,  Fav (Unfav)
                                         2007      2006         %
                                       --------- --------- -----------

Net revenue                            $ 53,819  $ 58,236         (8%)

  Cost of services                       49,729    51,127           3%
                                       --------- --------- -----------

Gross profit                              4,090     7,109        (42%)

Operating expenses:
  Selling, general and administrative
   expenses                               7,187     7,730           7%
  Restructuring and other charges         1,559       384       (306%)

                                       --------- --------- -----------
     Total operating expenses             8,746     8,114         (8%)
                                       --------- --------- -----------

Operating loss                           (4,656)   (1,005)      (363%)

  Other (income) expense                    (44)       34         229%
  Interest expense                          812       442        (84%)
                                       --------- --------- -----------

Loss before income taxes                 (5,424)   (1,481)      (266%)

  Income tax provision (benefit)             12      (688)         N/M
                                       --------- --------- -----------

Net (loss) income                      $ (5,436) $   (793)      (585%)
                                       ========= ========= ===========


Net (loss) income per share:

    Basic                              $  (0.11) $  (0.02)
                                       ========= =========
    Diluted                            $  (0.11) $  (0.02)
                                       ========= =========
Weighted average number of shares
 outstanding:
    Basic                                49,731    49,455
                                       ========= =========
    Diluted                              49,731    49,455
                                       ========= =========


                                         Twenty-Six Weeks Ended (a)
                                       -------------------------------

                                        July 1,   July 2,  Fav (Unfav)
                                         2007      2006         %
                                       --------- --------- -----------

Net revenue                            $106,203  $118,959        (11%)

  Cost of services                       95,796   104,374           8%
                                       --------- --------- -----------

Gross profit                             10,407    14,585        (29%)

Operating expenses:
  Selling, general and administrative
   expenses                              15,080    15,620           3%
  Restructuring and other charges         1,557       371       (320%)

                                       --------- --------- -----------
     Total operating expenses            16,637    15,991         (4%)
                                       --------- --------- -----------

Operating loss                           (6,230)   (1,406)      (343%)

  Other (income) expense                    (91)        6          N/M
  Interest expense                        1,650       898        (84%)
                                       --------- --------- -----------

Loss before income taxes                 (7,789)   (2,310)      (237%)

  Income tax provision (benefit)        (17,568)     (776)         N/M
                                       --------- --------- -----------

Net (loss) income                      $  9,779  $ (1,534)        737%
                                       ========= ========= ===========


Net (loss) income per share:

    Basic                              $   0.20  $  (0.03)
                                       ========= =========
    Diluted                            $   0.19  $  (0.03)
                                       ========= =========
Weighted average number of shares
 outstanding:
    Basic                                49,632    49,455
                                       ========= =========
    Diluted                              51,241    49,455
                                       ========= =========



(a) We operate on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.
N/M - Percentage change is not meaningful


            APAC Customer Services, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                        (Dollars in thousands)
                              Unaudited

                                               July 1,    December 31,
                   Assets                      2007 (a)     2006 (b)
-------------------------------------------- ------------ ------------

Current Assets:
  Cash and cash equivalents                  $       438  $     1,305
  Accounts receivable                             29,377       37,858
  Other current assets                             5,278        6,717
                                             ------------ ------------
    Total current assets                          35,093       45,880

Property and equipment, net                       25,332       23,930

Goodwill and intangibles, net and other
 assets                                           22,013       22,244

                                             ------------ ------------

    Total assets                             $    82,438  $    92,054
                                             ============ ============

    Liabilities and Shareholders' Equity
--------------------------------------------

Current Liabilities:
  Short-term debt                            $     2,688  $    13,778
  Current portion of long-term debt                2,200          600
  Accounts payable and other accrued
   liabilities                                    28,661       48,181
                                             ------------ ------------
    Total current liabilities                     33,549       62,559
                                             ------------ ------------

Long-term debt                                    12,800        4,400

Other liabilities                                    962        1,789

Commitments and contingencies                          -            -

Total shareholders' equity                        35,127       23,306
                                             ------------ ------------

   Total liabilities and shareholders'
    equity                                   $    82,438  $    92,054
                                             ============ ============

(a) We operate on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.
(b) We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.


            APAC Customer Services, Inc. and Subsidiaries
           Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              Unaudited

                                           Twenty-Six Weeks Ended (a)
                                          ----------------------------
                                             July 1,        July 2,
                                              2007            2006
                                          -------------   ------------

Operating activities:
  Net income (loss)                       $      9,779    $    (1,534)
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
  Depreciation and amortization                  6,757          6,045
  Non-cash restructuring charges                    13            371
  Deferred income taxes                              -           (818)
  Stock compensation expense                       940            758
  Amortized gain on sale leaseback                 (94)             -
  Loss on sale of property and equipment            53              -
  Income taxes payable                         (17,580)             -
  Changes in operating assets and
   liabilities                                   6,829         (2,398)
                                          -------------   ------------
    Net cash provided by operating
     activities                                  6,697          2,424

Investing activities:
Purchases of property and equipment, net        (7,033)        (4,745)
Net proceeds from sale of property and
 equipment                                          15              -
                                          -------------   ------------
Net cash used in investing activities           (7,018)        (4,745)

Financing activities:
Borrowings on long-term debt, net               10,000              -
Net (payments) borrowings under revolving
 credit facility                               (11,090)         2,007
Cash received from exercise of stock
 options                                           582              -
                                          -------------   ------------
Net cash (used in) provided by financing
 activities                                       (508)         2,007

Effect of exchange rate changes on cash            (38)          (130)

Net change in cash and cash equivalents           (867)          (444)
Cash and cash equivalents:
Beginning balance                                1,305            960
                                          -------------   ------------

Ending balance                            $        438    $       516
                                          =============   ============

(a) We operate on a 13 week fiscal quarter that ends on the Sunday closest to June 30th.


            APAC Customer Services, Inc. and Subsidiaries
            Selected Financial and Statistical Information
            (Dollars in thousands, except per share data)
                              Unaudited


                                           Thirteen Weeks Ended (1)
                                         -----------------------------

                                         July 1,  July 2,  Fav (Unfav)
                                           2007     2006        %
                                         -------- -------- -----------

Selected Financial Information :
----------------------------------------

Domestic revenue                         $43,739  $51,636        (15%)
Offshore revenue                          10,080    6,600          53%
                                         -------- -------- -----------
  Total net revenue                       53,819   58,236         (8%)

Net income (loss)                         (5,436)    (793)      (585%)

EBITDA (2)                                (1,079)   1,991       (154%)

Adjusted EBITDA (2)                          480    2,375        (80%)

Free cash flow (3)                        (5,035)  (1,814)      (178%)


Statistical Information:
----------------------------------------

Number of customer care centers               12       13         (8%)


End of period no. of seats
Domestic                                   4,504    5,163        (13%)
Offshore                                   2,338    1,419          65%
                                         -------- -------- -----------
  Total                                    6,842    6,582           4%

Annualized rev. per wtd. avg. no. of
 seats
Domestic                                 $35,495  $38,709         (8%)
Offshore                                 $17,759  $20,371        (13%)
  Total                                  $29,902  $35,124        (15%)


                                         Twenty-Six Weeks Ended (1)
                                       -------------------------------

                                        July 1,   July 2,  Fav (Unfav)
                                         2007      2006         %
                                       --------- --------- -----------

Selected Financial Information :
--------------------------------------

Domestic revenue                       $ 86,066  $106,117        (19%)
Offshore revenue                         20,137    12,842          57%
                                       --------- --------- -----------
  Total net revenue                     106,203   118,959        (11%)

Net income (loss)                         9,779    (1,534)        737%

EBITDA (2)                                  618     4,633        (87%)

Adjusted EBITDA (2)                       2,175     5,004        (57%)

Free cash flow (3)                       (6,415)     (112)         N/M


Statistical Information:
--------------------------------------

Number of customer care centers              12        13         (8%)


End of period no. of seats
Domestic                                  4,504     5,163        (13%)
Offshore                                  2,338     1,419          65%
                                       --------- --------- -----------
  Total                                   6,842     6,582           4%

Annualized rev. per wtd. avg. no. of
 seats
Domestic                               $ 35,791  $ 39,742        (10%)
Offshore                               $ 18,355  $ 20,425        (10%)
  Total                                $ 30,325  $ 36,059        (16%)



N/M - Percentage change is not meaningful


See attached Notes to Selected Financial and Statistical Information

Notes to Selected Financial and Statistical Information

(1) We operate on a thirteen week fiscal quarter that ends on the Sunday closest to June 30th.

(2) We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA adjusted for restructuring and other charges and asset impairment charges. We use EBITDA and adjusted EBITDA, in addition to operating income and cash flows from operating activities, to assess our liquidity and performance, including measuring management incentive plans. In addition, we use adjusted EBITDA to evaluate the performance of our current business model against historic performance without the impact of the restructuring and other charges and asset impairment charges. We believe that EBITDA and adjusted EBITDA are of interest to our investors and analysts to be able to evaluate our financial results using the same measures we use.

    EBITDA and adjusted EBITDA do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income (loss) or cash flow from operations data as measured in accordance with GAAP. The items excluded from EBITDA and adjusted EBITDA are significant components of our statements of operations and must be considered in performing a comprehensive assessment of our overall financial results.

    EBITDA and adjusted EBITDA can be reconciled to net income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:


                                  For the Thirteen  For the Twenty-Six
                                    Weeks Ended        Weeks Ended
                                 July 1,  July 2,    July 1,  July 2,
                                    2007     2006      2007     2006
                                 ------------------ ------------------

Net income (loss)                 ($5,436)   ($793)    $9,779 ($1,534)
                                 ================== ==================
Interest expense                      812      442      1,650     898
Income tax provision (benefit)         12     (688)   (17,568)   (776)
Depreciation and amortization       3,533    3,030      6,757   6,045
                                 ------------------ ------------------
EBITDA                            ($1,079)  $1,991       $618  $4,633
                                 ================== ==================
Restructuring and other charges     1,559      384      1,557     371
Asset impairment charges                -        -          -       -
                                 ------------------ ------------------
Adjusted EBITDA                      $480   $2,375     $2,175  $5,004
                                 ================== ==================


(3) We define free cash flow as EBITDA less capital expenditures. We use free cash flow, in addition to net cash provided by (used in) operating activities, to assess our liquidity and performance. We believe that free cash flow is of interest to our investors and analysts in relation to our debt covenants as capital expenditures are a significant use of our cash and our future performance will depend on our ability to continue to fund our growth.

    Free cash flow does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for cash from operating activities as measured in accordance with GAAP. The items excluded from free cash flow are significant components of our statements of operations and statements of cash flows and must be considered in performing a comprehensive assessment of our overall financial results.


                                  For the Thirteen  For the Twenty-Six
                                    Weeks Ended        Weeks Ended
                                 July 1,  July 2,    July 1,  July 2,
                                    2007     2006      2007     2006
                                 ------------------ ------------------

EBITDA                            ($1,079)  $1,991       $618  $4,633
Capital expenditures               (3,956)  (5,935)    (7,033) (7,995)
  Tenant improvements funded by
   landlord                             -    2,130          -   3,250
                                 ------------------ ------------------
Free cash flow                    ($5,035) ($1,814)   ($6,415)  ($112)
                                 ================== ==================


  Free cash flow can be reconciled to the net cash provided by (used in) operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:


                                  For the Thirteen  For the Twenty-Six
                                    Weeks Ended        Weeks Ended
                                 July 1,  July 2,    July 1,  July 2,
                                    2007     2006      2007     2006
                                 ------------------ ------------------

Net cash provided by (used in)
 operating activities              $8,558    ($121)    $6,697  $2,424
                                 ================== ==================

Purchase of property and
 equipment                         (3,956)  (3,805)    (7,033) (4,745)
Income tax provision (benefit)         12     (688)   (17,568)   (776)
Interest expense                      812      442      1,650     898
Amortized gain on sale leaseback       49        -         94       -
Loss on sale of property and
 equipment                            (51)       -        (53)      -
Income taxes payable                    -        -     17,580       -
Changes in operating assets and
 liabilities                       (9,900)   2,576     (6,829)  2,398
Increase in deferred income
 taxes                                  -      564          -     818
Stock compensation expense           (544)    (398)      (940)   (758)
Non-cash restructuring charges        (15)    (384)       (13)   (371)
                                 ------------------ ------------------
Free cash flow                    ($5,035) ($1,814)   ($6,415)  ($112)
                                 ================== ==================

    CONTACT: APAC Customer Services, Inc.
             George H. Hepburn III, CFO, 847-374-4995
             GHHepburn@apacmail.com
             OR
             Lippert/Heilshorn & Associates
             Jody Burfening, 212-838-3777 (Investor Relations)
             Harriet Fried, 212-838-3777 (Investor Relations)
             HFried@lhai.com